Exhibit 99.1

CONTACT: ERNESTO BAUTISTA III, CFO
(972) 401-0090
Release #09-03
CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Record quarterly revenues of $105.6 million, increased 30 percent versus the prior year

•	Quarterly proppant sales volume of 293 million pounds, increased 19 percent versus the prior year

•	Income from continuing operations of $20.5 million, or $0.85 per diluted share, for the quarter
Irving, Texas (February 5, 2009) — CARBO Ceramics Inc. (NYSE: CRR) today reported income from continuing operations of $20.5 million, or $0.85 per diluted share, on revenues of $105.6 million for the quarter ended December 31, 2008. The Company previously reported that it had sold its fracture and reservoir diagnostics business to Halliburton Energy Services Inc. Because of the transaction, which closed on October 10, 2008, the results of this business have been accounted for as discontinued operations. Continuing operations include the Company’s ceramic proppant, software, consulting services and geotechnical monitoring businesses.
President and CEO Gary Kolstad commented, “I am proud of the success CARBO achieved this year, and want to congratulate our employees for delivering quality products and services to our clients. During 2008, we set several quarterly records in proppant sales volume, revenues and profit. These results are a testament to the success of our Economic ConductivityTM technical marketing effort. This effort, along with the introduction of our newest product, CARBOHYDROPROPTM, which experienced overwhelming demand over the course of the year, indicates there is an ongoing awareness and acceptance by the E&P industry of the economic benefits of employing our ceramic proppant. This is particularly evident in an increasing number of reservoirs, including but not limited to North American resource plays such as the Bakken and Haynesville shale areas. With oil and natural gas reservoirs becoming more complex, current economics being challenging, and exploration and production companies seeking a greater return on their investment, we believe that CARBO’s ceramic proppant should continue to be in demand, given the fact that it enhances productivity and recovery in wells, when compared to using lower performing sand-based proppants.”
“During the fourth quarter of 2008, the proppant business generated record revenue, with a global proppant sales volume increase of 19 percent when compared to last year’s fourth quarter. North American proppant sales volume increased by 30 percent compared to the fourth quarter of 2007 despite an increase of only 2 percent in the U.S. natural gas rig count and a 14 percent increase in the rig count in Canada.”
Fourth Quarter Results
Revenues for the fourth quarter increased 30 percent compared to last year’s fourth quarter due primarily to a 19 percent increase in proppant sales volume and an increase in average selling price. Worldwide proppant sales totaled 293 million pounds for the quarter. Proppant sales volume in North America increased 30 percent compared to the fourth quarter of 2007 due to strong demand for the Company’s ceramic proppant in resource plays such as the Bakken and Haynesville Shale areas. Overseas proppant sales volume decreased 25 percent compared to the same period last year, as strong North American demand limited the supply to several of these markets.

CARBO Ceramics 2008 Earnings Release
February 5, 2009

Operating profit for the fourth quarter of 2008 increased $13.0 million compared to the fourth quarter of 2007 due primarily to the significant increase in proppant sales volume, product mix and the cumulative effect of pricing increases experienced on certain of our products. Selling, general and administrative expenses increased as a percentage of revenue for the fourth quarter of 2008 compared to the same period last year due to higher spending for marketing and sales activities associated with higher proppant sales, information technology expenses associated with the Company’s new enterprise resource planning system and start-up costs resulting from the re-start of the Company’s New Iberia manufacturing facility that was previously idled.
Income from continuing operations for the fourth quarter of 2008 increased $8.5 million compared to the fourth quarter of 2007.
Full year results
For the year ended December 31, 2008, revenues increased 29 percent compared to 2007 due primarily to an increase in proppant revenue.  The increase in revenue in the Company’s proppant business was primarily the result of a 33 percent increase in North American proppant sales volume.
CARBO’s worldwide proppant sales volume totaled 1,162 million pounds for the full year 2008. Sales volume in North America increased 33 percent from 2007 as a result of a 39 percent increase in U.S. sales volume and a 14 percent increase in sales to Canada offset by a 6 percent decline in sales to Mexico. Overseas sales volume increased 5 percent primarily due to increased sales volume in Russia offset by some sales volume decreases in other undersupplied overseas markets.
For the year ended December 31, 2008, operating profit increased 22 percent compared to 2007 due primarily to the significant increase in proppant sales volume and product mix.  Selling, general and administrative expenses increased both in absolute terms and as a percentage of revenue due to increases in marketing, research and development activity, and administrative expenses necessary to support higher operating and sales activity.
In addition, the Company experienced a $2.6 million decrease in foreign currency exchange gains resulting from fluctuations in Russian and Chinese currency valuations relative to the U.S. dollar in 2008 when compared to 2007. The Company recognizes gains and losses resulting from fluctuations in these currencies as a result of the capital structure of its investments in those countries. The Company benefitted from a reduction in its effective tax rate due to a depletion deduction afforded to mining operations, which it began taking in 2008, that favorably impacted the Company.  Full year income from continuing operations for 2008 increased 22 percent compared to 2007.
As previously disclosed, on August 28, 2008 the Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. As of December 31, 2008 the Company had repurchased and retired approximately 1.1 million shares at an average cost of $39.79 per share, or an aggregate cost of $42.2 million.
Technology and Business Highlights
Highlights for the fourth quarter of 2008 included:
•	E&P operators continued to employ Economic Conductivity™ in their proppant selection decisions in the Haynesville Shale of East Texas and North Louisiana. Demand for CARBO’s high quality ceramics in this resource play, particularly CARBOHYDROPROP™, experienced exceptional growth.

•	Applied Geomechanics sold and installed a fiber optic monitoring system for a large copper mine operator in Arizona. The ongoing operation with dual 2400-ft fiber optic cables, monitors deformation in the underlying rock strata during large-scale pumping of the water table.

•	CARBO signed a one-year contract with a major Russian oil producer to supply engineering support, including fracture candidate selection and fracture treatment effectiveness analysis. This work is being performed across several Western Siberia fields.

CARBO Ceramics 2008 Earnings Release
February 5, 2009

Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “As we enter 2009, we are cautiously optimistic with respect to our prospects for the year, but also recognize the limited forward visibility of the industry and the challenges our clients face with commodity prices. Although the industry has already experienced over a 27 percent decline in the U.S. rig count from its peak in late third quarter 2008, analysts forecast the industry will probably experience additional declines over the course of 2009. This downturn in drilling activity, prompted by the continued weakness in the U.S. credit markets, weakness in commodity prices and current global economic uncertainty, poses a serious challenge for all service companies. Although we are not immune to the effects of this downturn, we find ourselves well positioned with demand for our proppant in North America currently continuing to be strong, especially in the developing resource plays. Additionally, with the sale of our fracture and reservoir diagnostics business, we have built a cash reserve that will allow us to follow through on our near term capacity expansion efforts and continue to fund our strategic technology development initiatives. Our strong financial position will also allow us to be opportunistic when considering strategic opportunities including sourcing of our raw materials and acquisitions.”
As previously announced, a conference call to discuss the Company’s fourth quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-261-8992 and refer to the “CARBO Ceramics Conference Call” or conference ID #23632524. International callers should dial 847-619-6548. The call can also be accessed live or on a delayed basis via the Company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and a leading provider of fracture design, engineering and consulting services. The Company also provides a broad range of technologies for geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2008 Earnings Release
February 5, 2009

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$105,581	$80,992	$387,828	$299,996
Cost of sales	63,749	55,513	260,394	198,070

Gross profit	41,832	25,479	127,434	101,926
Selling, general & administrative expenses	10,142	7,440	37,644	28,984
Start-up costs	877	44	1,108	1,215
Loss on disposal or impairment of assets	40	268	1,599	268

Operating profit	30,773	17,727	87,083	71,459
Interest income (expense), net	414	(5)	491	419
Foreign currency exchange gain (loss), net	(659)	505	257	2,882
Other income (expense), net	256	(86)	518	(181)

Income before income taxes	30,784	18,141	88,349	74,579
Income taxes	10,295	6,195	27,944	24,938

Income from continuing operations	20,489	11,946	60,405	49,641
Discontinued operations (1):
Operating results, net of income taxes	(481)	1,681	5,784	4,229
Gain on disposal, net of income taxes	44,127	—	44,127	—

Net income	$64,135	$13,627	$110,316	$53,870

(1)	Discontinued operations include the Company’s fracture mapping and reservoir monitoring assets which were sold to Halliburton Energy Services, Inc. on October 10, 2008 for $142.3 million.

Basic earnings per share:
Continuing operations	$0.85	$0.49	$2.48	$2.04
Discontinued operations	1.81	0.07	2.05	0.17

Basic earnings per share	$2.66	$0.56	$4.53	$2.21

Diluted earnings per share:
Continuing operations	$0.85	$0.49	$2.47	$2.03
Discontinued operations	1.81	0.07	2.04	0.17

Diluted earnings per share	$2.66	$0.56	$4.51	$2.20

Average shares outstanding:

Basic	24,095	24,400	24,373	24,367
Diluted	24,165	24,512	24,461	24,484

Depreciation and amortization:
Continuing operations	$6,165	$5,889	$24,638	$19,895
Discontinued operations	—	1,311	3,994	4,867

	$6,165	$7,200	$28,632	$24,762

CARBO Ceramics 2008 Earnings Release
February 5, 2009

Selected Balance Sheet Information

	Dec. 31, 2008	Dec. 31, 2007
	(In thousands)
Assets
Assets of continuing operations:
Cash and cash equivalents	$154,817	$12,296
Other current assets	140,895	114,037
Property, plant and equipment, net	244,902	253,261
Intangible and other assets, net	3,806	2,465
Assets of discontinued operations	—	66,191
Total assets	549,279	453,123

Liabilities and Shareholders’ Equity
Liabilities of continuing operations:
Accrued income taxes	47,929	2,474
Other current liabilities	35,919	26,766
Deferred income taxes	22,897	30,420
Liabilities of discontinued operations	—	4,024
Shareholders’ equity	442,534	389,439
Total liabilities and shareholders’ equity	549,279	453,123